PRESENTATION TO THE INDEPENDENT COMMITTEE OF: MARCH 2008

The following pages contain material provided to an Independent Committee (the "Committee") of the Board of Directors (the "Board") of Williams Industries, Incorporated ("WMSI" or the "Company") to assist the Committee in considering the range of potential values of WMSI. The accompanying material was compiled or prepared on a confidential basis solely for use by the Committee and the Board and not with a view toward public disclosure under state or federal securities laws or otherwise. The basic information utilized in preparing this presentation was obtained from the Company and other public sources. Any estimates and projections for the Company's businesses contained herein have been prepared directly by WMSI's management or indirectly based upon WMSI's management inputs and estimates, and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Since this material was prepared for use in the context of an oral presentation to the Committee, which is familiar with the business and the affairs of the Company, none of WMSI, Cary Street Partners LLC or any of their respective representatives, affiliates, legal advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Committee or the Board. Cary Street Partners LLC undertakes no obligation to update or otherwise revise the accompanying materials. DISCLAIMER

TABLE OF CONTENTS EXECUTIVE SUMMARY BUSINESS REVIEW VALUATION ANALYSIS ONGOING BUSINESS VALUE LIQUIDATION VALUE HYBRID / GREATER VALUE APPENDICES COMPARABLE COMPANIES COMPARABLE ACQUISITIONS

EXECUTIVE SUMMARY

SITUATION OVERVIEW Williams Industries, Incorporated ("WMSI" or the "Company") performs work in the steel fabrication and erection business through five separate operating companies: S.I.P. of Delaware ("S.I.P.") Williams Bridge Company ("Bridge") Piedmont Metal Products ("Piedmont") Williams Steel Erection Company, Inc. ("Steel") Williams Equipment Corporation ("Equipment") The Company has experienced operational and financial difficulties over the last several years due to industry challenges and issues arising from two large contracts. The Company's stock is publicly traded over-the-counter, but has very limited trading volume. An independent committee (the "Committee") of the Board of Directors (the "Board") of the Company has engaged Cary Street Partners LLC ("Cary Street" ) to analyze the Company and estimate a range of potential values for the Company.

SUMMARY OF ENGAGEMENT In our analysis, we have, among other things: Reviewed certain business, financial and other information, including financial forecasts, regarding WMSI that was furnished to us by members of WMSI's management, and have discussed the business and its prospects with WMSI's management. Considered certain financial data related to WMSI's business and compared that data with similar data for publicly and privately held companies in businesses similar to WMSI. Considered the financial terms of certain other business combinations and other transactions which have recently been effected, although we note that the number of transactions and the related financial data for companies we considered to be comparable to WMSI's businesses was limited. Considered such other information, financial studies, analyses and investigations as well as financial and economic and market criteria that we deemed relevant. Considered WMSI's management estimates of potential market and liquidation values of certain assets of the Company.

LIMITATIONS ON WORK In connection with our review: We have relied upon the accuracy and completeness of the information provided to us by WMSI's management, and we have not assumed any responsibility for any independent verification of such information. With respect to financial forecasts for WMSI provided to us by the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of WMSI's management as to the future financial performance of its business. We have discussed the financial projections with WMSI's management, but we assume no responsibility for and express no view as to the financial projections or the assumptions upon which they are based. We are neither real estate appraisers nor equipment appraisers. As such we have relied solely upon valuation data provided to us by WMSI's management. For land and property values, much of the information we were supplied relates to recent sales or offers on properties WMSI's management believes is similar to the relevant land or property. There can no surety that this data accurately reflects current market conditions or valuations for WMSI's land and property.

ASSUMPTIONS In connection with our analysis, we made many assumptions. The following lists some of the major assumptions we made: The Company has the ability to continue as a going concern and has access to sufficient capital to fund the needs of the Company based upon the projections and plans set forth by WMSI's management. No impact of the current claim against the Company for work performed on the Woodrow Wilson Bridge has been factored into our analysis. In addition, there are no other costs incorporated in our analysis for other potential legal exposures, collectability of any accounts receivable or other similar items factored into our analysis. Our asset liquidation analysis contains many assumptions regarding the Company's ability to realize value for its assets while winding down Company operations in an orderly fashion. Cary Street estimated costs associated with this activity, but actual costs may vary significantly from our estimates. Our valuation exercise explores what the Company might potentially be worth to shareholders if it chose to explore certain strategies. To the extent that these strategies are not desired or feasible, these values will not be achieved. Cary Street estimated an additional discount to factor in execution risk with pursuing the hybrid or greater value strategy.

Due to the unique aspects of WMSI's businesses and asset base, Cary Street analyzed the value of the Company in the following ways: CARY STREET VALUATION STRATEGY Key assumptions that are common across all three valuation methodologies include the following: No impact of the claim against the Company for its work on the Woodrow Wilson Bridge is modeled into our analysis. No Impact of the costs of fully implementing the requirements of Sarbanes Oxley is factored into the analysis. Utilization of net operating losses for tax purposes is not factored into our analysis. Overview Ongoing Business Value Key Assumptions Overview Asset Liquidation Value Key Assumptions Overview Hybrid/Greater Value Key Assumptions Sufficient capital to fund business Execute on financial plan provided by operating businesses Access to sufficient capital to execute an orderly liquidation process Capital to have true orderly liquidation process Values WMSI by taking the greater of Ongoing Business Value or Asset Liquidation Value for each of its operating businesses. Assumes keeping some businesses and shutting others down. Values WMSI as if the Company were to wind down operations and sell assets in an orderly process. Values WMSI as if it continues to operate all of its businesses in a consolidated manner.

VALUATION SUMMARY We estimate that WMSI could be worth $2.20 to $4.73 per share if it pursued the Greater Value / Hybrid strategy.

BUSINESS REVIEW

The Company consists of five business units, most of which have limited synergies and overlap. Bridge and S.I.P. have the most overlap and similarities in operations. Companies are operating independently, limiting opportunities for efficiencies. Bridge and Steel have been large net users of cash for the last several years. Large projects for the Woodrow Wilson Bridge and Springfield Interchange cost the Company significant cash, which put the Company in a liquidity hole that it is still trying to fight out of. Under the plan presented to us by the individual businesses, WMSI will be a net user of cash in the next few years as the operating businesses continue to correct their working capital issues and as new equipment is purchased. The Company's stock is very thinly traded and has traded between $2.00 and $3.00 since 2006. SUMMARY THOUGHTS

SWOT ANALYSIS - WMSI Strengths Weaknesses Opportunities Threats Asset values in Manassas and Richmond. Bridge and SIP appear to have a management plan that could create value for the two entities. Long history and strong reputation in the region. The Company has failed to produce an operating profit for the last five years. Capital structure / debt burden. Stretched vendors at Steel and Bridge. Reliance upon Williams family for financing caused by liquidity and business crisis. Restructuring & consolidation of manufacturing sites. Back to basics plan now that two large projects are behind the Company. Woodrow Wilson claim. In default / forbearance on most debt. Need working capital to increase inventory to effectively bid for projects and gain cost efficiencies. Stock price being interpreted as weakness at WMSI and impacting customer choices.

CONSOLIDATED FINANCIALS OF WMSI - ACTUAL & PROJECTED

INCOME STATEMENT COMPARISON OF BUSINESSES The wide range of historical and projected results from WMSI's operating businesses makes valuing the entity as a whole challenging.

CASH FLOW ANALYSIS While profitability continues to improve at WMSI, cash flow will continue to be a drain due to the need for capital expenditures and working capital.

BALANCE SHEET COMPARISON OF BUSINESSES

STOCK PERFORMANCE OF WMSI Trading Volume (000s) Stock Price Stock has traded between $2.00 and $3.00 since January 2006.

OWNERSHIP PROFILE Insider share information from Bloomberg. Total shares outstanding from 10-Q filed December 17, 2007. Source: Bloomberg, Capital IQ.

VALUATION ANALYSIS

ONGOING BUSINESS VALUE

Cary Street valued both the consolidated business and utilized a "sum of the parts" valuation. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of WMSI to be $0.00 to $1.37 per share. SUMMARY THOUGHTS Sum of the Parts Consolidated

S.I.P.

BUSINESS OVERVIEW - S.I.P. Business Overview Asset Analysis Locations: Equipment: Book Value Market Value Owned/Leased SWOT Analysis S.I.P. provides stay-in-place decking for overhead bridges in the Eastern United States. The Company was acquired by WMSI in 2000. The Company employs approximately 34 people and has approximately 70 customers. Financial Metrics Key Manager: Danny Dunlap Strengths Weaknesses Opportunities Threats Delaware, Alabama Leased $791,625 $1,291,625 Risks to business of moving/consolidating. 2007 results driven significantly by 2 large contracts. Relatively small market (approx. $75 million). Utilizing financing to obtain material more cost efficiently. Consolidate operations & eliminate costs. Geographic expansion. Strong growth & profitability in 2007. Financing in place. Mgmt. has a plan and is executing it. Various cranes, machinery Owned - -

KEY BUSINESS ASSUMPTIONS - S.I.P. Projections prepared by Danny Dunlap for 2008-2012. Key assumptions as follows: S.I.P. will move to Richmond in the Fall of 2008 to consolidate facilities and enhance efficiencies. Impact of the move would be as follows: Moving Wilmington facility to Richmond and investing in the Alabama facility should result in enhanced productivity (higher margins) and lower operating expenses going forward. Costs of move / plan: Build-out of Richmond facility: $325,000 (2009). Investment in technology in Alabama facility $325,000 and $350,000 (2009 and 2010, respectively). Incremental operating expenses from move of $40,000 in 2009, but synergies of $10,000, $60,000, and $110,000 in 2010, 2011, and 2012, respectively. Sales growing at a modest pace of approximately 3% going forward, driven largely by expanding geographic reach. Standalone corporate expenses of approximately $200,000 per year. New financing facility put in place that lowers cost of borrowing to Prime + 1%.

FINANCIAL SNAPSHOT - S.I.P.

VALUATION ANALYSIS - S.I.P. Cary Street valued S.I.P. utilizing a comparable companies analysis, comparable transactions analysis and a discounted cash flow analysis. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of S.I.P. to be between $6.7 million and $8.3 million.

COMPARABLE COMPANIES & ACQUISITIONS ANALYSIS DETAIL - S.I.P. (1) Discount from public comparable companies due to size and liquidity.

DISCOUNTED CASH FLOW DETAIL - S.I.P.

WILLIAMS BRIDGE

Business Overview – Williams Bridge

Business Overview

Williams Bridge manufactures steel girders used in overhead freeways and bridges. The Company has been in business since 1884.

Key Manager: Danny Dunlap

Financial Metrics

Metric	2007	2008	Change
Revenue	14,844,898	18,400,000	23.9%
EBITDA	(776,443)	688,000	*N/A*
Gross Margin	22.5%	24.4%	

Asset Analysis

		Owned/Leased	Book Value	Market Value
Locations:	Manassas, Richmond	Owned / Leased	-	-
Equipment:	Various cranes, machinery		$478,611	$728,611

SWOT Analysis

Strengths

- Reputation for high quality product.
- Strong manager with plan in place that has proven to work at S.I.P.

Weaknesses

- Limited selling occurring the last several years.
- Can not finance itself due to capital position.
- Stretched vendors/working capital hole to fight out of.

Opportunities

- Sales opportunities with smaller accounts now that large projects are finished.

Threats

- Outdated technology.
- Low capacity.

Cary Street Partners
Wealth Management & Investment Banking
30

Projections prepared by Danny Dunlap for 2008-2012. Key assumptions as follows: Manassas facility moved to Richmond in the Fall of 2009. Moving facility to Richmond will free up Manassas land for other purposes (sale) and allow Williams Bridge to consolidate operations and increase productivity through running multiple shifts and investing in technology. Costs of move / plan: Build-out of Richmond facility: $1 million (split between 2009 and 2010). Investment in technology in Richmond facility: $1 million (split between 2009 and 2010). Incremental operating expenses from move of $500,000 and $300,000 in 2009 and 2010, respectively, to be followed by synergies moving forward. Working capital getting back in line (paying down vendors). Will require financing facility to get in place (in process). Revenue growth 1-3%, mainly by getting back to basic selling strategy and tactics. Corporate expense/support of approximately $200,000 per year on standalone basis. KEY BUSINESS ASSUMPTIONS - WILLIAMS BRIDGE

FINANCIAL SNAPSHOT - WILLIAMS BRIDGE

BUSINESS VALUATION ANALYSIS - WILLIAMS BRIDGE Cary Street valued Williams Bridge utilizing a comparable companies analysis, comparable transactions analysis and a discounted cash flow analysis. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of Williams Bridge to be between $3.1 million and $4.7 million.

COMPARABLE COMPANIES & ACQUISITIONS ANALYSIS DETAIL - WILLIAMS BRIDGE Cary Street did not utilize revenue multiples due to the margin differences of Williams Bridge. (1) Discount from public comparable companies due to size and liquidity.

DISCOUNTED CASH FLOW DETAIL - WILLIAMS BRIDGE

PIEDMONT METAL

Business Overview Asset Analysis Locations: Equipment: SWOT Analysis Piedmont fabricates light structural steel and other metal products. Piedmont is 80% owned by WMSI and 20% owned by the manager, Harvey Johnson. Financial Metrics Key Manager: Harvey Johnson Strengths Weaknesses Opportunities Threats BUSINESS OVERVIEW - PIEDMONT METAL Bedford Owned $60,070 $60,070 Book Value Market Value Owned/Leased Limited overlap with other businesses. Profitable and consistent operators. Financially independent company. Various Continued slowdown in the economy and housing industry. Limited overlap with other businesses. $327,041 $732,000

KEY BUSINESS ASSUMPTIONS - PIEDMONT Projections prepared by Piedmont management. We have discussed the projections with Wanda Goodrich at Piedmont. Piedmont has consistently turned a profit and created dividends for shareholders. Key assumptions in forecast: Sales continue to grow at a rate of 10 - 15%. Gross margins remain in the 37 - 38% range. Minimal capital expenditures (approx. $25,000 per year).

FINANCIAL SNAPSHOT - PIEDMONT METAL

BUSINESS VALUATION ANALYSIS - PIEDMONT METAL Cary Street valued Piedmont Metal utilizing a comparable companies analysis, comparable transactions analysis and a discounted cash flow analysis. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of Piedmont Metal to be between $1.2 million and $2.3 million.

COMPARABLE COMPANIES & ACQUISITIONS ANALYSIS DETAIL - PIEDMONT METAL (1) Discount from public comparable companies due to size and liquidity.

DISCOUNTED CASH FLOW DETAIL - PIEDMONT METAL

WILLIAMS STEEL

Business Overview Asset Analysis Locations: Equipment: SWOT Analysis Williams Steel provides erection and installation services for structural steel, pre-cast and pre- stressed concrete and miscellaneous metals. Financial Metrics Key Manager: Art Williams Strengths Weaknesses Opportunities Threats BUSINESS OVERVIEW - WILLIAMS STEEL Slowdown in commercial real estate market. "Reputational" damage due to poor performance of WMSI. Still recovering from large unprofitable projects. Not financially independent due to cash flow and lack of assets. Back and working smaller jobs. Very fragmented market. Core business of WMSI. Strong reputation in core erection market. Overlap with fabrication business. Book Value Market Value Owned/Leased $64,508 $314,508 Manassas - - Various Equipment Owned

KEY BUSINESS ASSUMPTIONS - WILLIAMS STEEL Projections prepared by Williams Steel management. Key assumptions as follows: Revenue growth of approximately 5%. Back to basics sales strategy of focusing on smaller, short jobs. Building customer confidence one job at a time. Better margin through more selectivity in jobs and better personnel utilizations.

FINANCIAL SNAPSHOT - WILLIAMS STEEL

BUSINESS VALUATION ANALYSIS - WILLIAMS STEEL Cary Street did not utilize a comparable companies or comparable transactions methodology due to Steel's recent financial performance and the lack of applicable comparables. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of Williams Steel to be negative due to its forecasted losses and cash needs.

DISCOUNTED CASH FLOW DETAIL - WILLIAMS STEEL

WILLIAMS EQUIPMENT

Business Overview Asset Analysis Locations: Equipment: SWOT Analysis Williams Equipment rents cranes and trucks to the Company's other subsidiaries (primarily Williams Steel) and to outside customers. Financial Metrics Key Manager: Art Williams Strengths Weaknesses Opportunities Threats BUSINESS OVERVIEW - WILLIAMS EQUIPMENT Aging equipment. Decline in Williams Steel business. Functions primarily to service inside work. Substantial capital needs to keep fleet current. Focus is mainly on internal work. Financially independent subsidiary. Have refinanced many cranes in last couple of years. Book Value Market Value Owned/Leased Manassas Owned $2,927,658 $3,677,658 - - Cranes, Equipment Owned/Leased

KEY BUSINESS ASSUMPTIONS - WILLIAMS EQUIPMENT Projections prepared by Williams Equipment management for 2008 - 2012. Key assumptions as follows: Revenue growth of approximately 5%. Growth driven primarily from Williams Steel's growth. Capital expenditure needs of approximately $750,000.

FINANCIAL SNAPSHOT - WILLIAMS EQUIPMENT

BUSINESS VALUATION ANALYSIS - WILLIAMS EQUIPMENT Cary Street valued Williams Equipment utilizing a discounted cash flow analysis, as its primary focus is to service internal customers. Based on our analysis, Cary Street estimates the range for the Ongoing Business Value of Williams Equipment to be between $1.7 and $2.5 million.

DISCOUNTED CASH FLOW DETAIL - WILLIAMS EQUIPMENT

CORPORATE

FINANCIAL SNAPSHOT - CORPORATE No projections have been provided to Cary Street. Key assumptions as follows: We have assumed relatively consistent levels with fiscal year 2007 (2.5% annual growth). No Sarbanes-Oxley expenses modeled. No real capital expenditures. No impact from outstanding claims against Company.

CORPORATE EXPENSES DETAIL

LIQUIDATION VALUATION

ASSET LIQUIDATION VALUE SUMMARY The Asset Liquidation Value estimates the consolidated value to be derived from selling the assets of WMSI through an orderly liquidation and wind-down process. Based on our analysis, Cary Street estimates the range for the Asset Liquidation Value of WMSI to be between $0.97 and $3.17 per share.

LIQUIDATION VALUATION ANALYSIS - S.I.P.

LIQUIDATION VALUATION ANALYSIS - WILLIAMS BRIDGE

LIQUIDATION VALUATION ANALYSIS - PIEDMONT METAL

LIQUIDATION VALUATION ANALYSIS - WILLIAMS STEEL

LIQUIDATION VALUATION ANALYSIS - WILLIAMS EQUIPMENT

LIQUIDATION VALUATION ANALYSIS - RICHMOND/MANASSAS LAND Manassas and Richmond Land and Buildings were valued separately as parts of the assets are contained on Corporate's books as well. In estimating the market value for these items, Cary Street relied on third party analysis and transactions to calculate estimated values. (1) Under an agreement, WMSI is entitled to 75% of the proceeds from the sale of this parcel after repayment of cost (approx. $333,000) to the Williams affiliate. (2) Under an agreement, WMSI is entitled to buy back the Richmond property for the price that it was sold under a sale-leaseback arrangement in September 2005.

LIQUIDATION VALUATION ANALYSIS - MANASSAS PROPERTY Range of Values for 37 Acre Parcel in Manassas

LIQUIDATION VALUATION ANALYSIS - MANASSAS PROPERTY Range of Values for 10 Acre Parcel owned by Williams Affiliate Note: Under an agreement, WMSI is entitled to 75% of the proceeds from the sale of this parcel after repayment of cost (approx. $333,000) to the Williams affiliate.

LIQUIDATION VALUATION ANALYSIS - RICHMOND LAND & BUILDING Note: Under an agreement, WMSI is entitled to buy back the Richmond property for the price that it was sold under a sale-leaseback arrangement in September 2005.

HYBRID/GREATER VALUE

OVERVIEW The Hybrid / Greater Value scenario utilizes the Sum of the Parts methodology, utilizing the greater value of Ongoing Business or Asset Liquidation. This methodology requires the execution of a plan that may not be of interest or feasible to the Board of Directors or management.

HYBRID VALUE We estimate that WMSI could be worth $2.20 to $4.73 per share if the Company pursued the Greater Value / Hybrid strategy.

APPENDICES

A. COMPARABLE COMPANIES

COMPARABLE MANUFACTURING COMPANY ANALYSIS - VALUATION

COMPARABLE MANUFACTURING COMPANY ANALYSIS - OPERATIONS

PUBLICLY TRADED COMPARABLE COMPANIES VS. WMSI Source: Capital IQ.

B. COMPARABLE ACQUISITIONS

COMPARABLE STEEL MANUFACTURER ACQUISITIONS

COMPARABLE STEEL MANUFACTURER ACQUISITIONS - TRANSACTION DETAIL